As filed with the Securities and Exchange Commission on May 2, 2023

Registration No. 333-266914

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

To

Form S-3

Registration Statement No. 333-266914

UNDER

THE SECURITIES ACT OF 1933

Oak Street Health, Inc.

(Exact name of registrant as specified in its charter)

Delaware	84-3446686
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

30 W. Monroe Street

Suite 1200

Chicago, Illinois 60603

(844) 871-5650

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mike Pykosz

Chief Executive Officer

Oak Street Health, Inc.

30 W. Monroe Street

Suite 1200

Chicago, Illinois 60603

(844) 871-5650

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Daniel Litowitz Lona Nallengara Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 (212) 848-4000	Samrat S. Khichi, Esq. Executive Vice President, Chief Policy Officer and General Counsel CVS Health Corporation One CVS Drive Woonsocket, Rhode Island 02895 (401) 765-1500

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Amendment”) relates to the Registration Statement on Form S-3 (File Number 333-266914) filed by Oak Street Health, Inc., a Delaware corporation (“Oak Street Health”), with the U.S. Securities and Exchange Commission on August 16, 2022 (the “Registration Statement”), which registered for sale an indeterminate amount of Oak Street Health’s common stock, par value $0.001 per share (“Common Stock”) that would be sold from time to time by certain selling stockholders, and removes from registration all Common Stock previously registered under the Registration Statement that have not been sold or otherwise issued as of the date of this Amendment.

On May 2, 2023, CVS Pharmacy, Inc. (“Parent”), a Rhode Island corporation and wholly-owned subsidiary of CVS Health Corporation, completed its acquisition of Oak Street Health. Pursuant to the terms of the previously announced Agreement and Plan of Merger, dated as of February 7, 2023, by and among Parent, Halo Merger Sub Corp. (“Merger Sub”), a Delaware corporation and indirect, wholly-owned subsidiary of Parent, and Oak Street Health, Merger Sub merged with and into Oak Street Health (the “Merger”), with Oak Street Health continuing as the surviving company of the Merger and as a wholly-owned subsidiary of Parent.

As a result of the Merger, Oak Street Health has terminated any and all offerings of Common Stock pursuant to the Registration Statement. In accordance with an undertaking made by Oak Street Health in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered for issuance that remain unsold at the termination of the offering, Oak Street Health hereby removes from registration any and all Common Stock registered under the Registration Statement that remains unsold as of the date of this Amendment, and hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on May 2, 2023.

Oak Street Health, Inc.

By:	/s/ Mike Pykosz
Name:	Mike Pykosz
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933.